Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Michael Graham joins Publix board of directors
LAKELAND, Fla., Sept. 22, 2025 — Today, Publix Super Markets announced Michael Graham was elected to join the company’s board of directors, effective Oct. 1, 2025.
“We are pleased to welcome Michael to the Publix board,” said Publix Executive Chairman Todd Jones. “His extensive experience in finance and consumer packaged goods will make him a strong addition to our board.”
About Graham
Graham, 64, brings nearly 40 years of financial expertise to the company’s board. Recruited out of Howard University, he joined General Mills Inc. and served in various capacities, culminating as associate director of finance for the Gold Medal Division. Most recently, he spent 16 years working for Reynolds Group Holdings and Reynolds Consumer Products Inc., where he served as chief financial officer and senior advisor until his retirement in 2024.
Graham was awarded the 2021 Chicago Chief Financial Officer of the Year for Mid-Sized Public Companies by Financial Executives International. He and his wife, Kathleen, have been married for 30 years, live in Atlanta and have an adult son and daughter.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,419 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 28 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###